Exhibit 99.2

Archrock Announces Early Results and Initial Settlement Date for Tender Offer for its 6.875% Senior Notes due 2027

HOUSTON, August 26, 2024 – Archrock, Inc. (NYSE: AROC) (“Archrock”) today announced that it had received tenders for an aggregate principal amount of approximately $312.3 million of its outstanding 6.875% Senior Unsecured Notes due 2027 (the “Notes”) in its previously announced cash tender offer (the “offer”) to purchase up to $200 million aggregate principal amount (the “Tender Cap”) of the $500 million aggregate principal amount outstanding of the Notes, as of 5:00 p.m., New York City time, on August 23, 2024 (the “Early Tender Deadline”), as well as the initial settlement date for the offer on August 26, 2024 (the “Initial Settlement Date”).

The offer is being made pursuant to the terms and conditions contained in the Offer to Purchase dated August 12, 2024, copies of which may be obtained from D.F. King & Co., Inc., the tender agent and information agent for the offer, by calling (888) 628-9011 (toll free) or, for banks and brokers, (212) 269-5550 or by email at archrock@dfking.com.

The offer will expire at 5:00 p.m., New York City Time, on September 10, 2024, unless extended or earlier terminated (such time and date as the same may be extended, the “Expiration Time”). The withdrawal deadline for validly tendered Notes was 5:00 p.m., New York City time, on August 23, 2024.

Because the purchase of all validly tendered Notes would cause us to purchase a principal amount greater than the $200 million Tender Cap, the offer is oversubscribed and Archrock, if it accepts Notes in the offer, will accept for purchase tendered Notes on a prorated basis as described in the offer documents using a pro ration factor of approximately 64%. Payment for any Notes so accepted will be made promptly on the Initial Settlement Date, subject to the satisfaction or waiver of the conditions to the offer. Because the offer is oversubscribed as of the Early Tender Deadline, holders of Notes who validly tender Notes after the Early Tender Deadline will not have any of their Notes accepted for payment.

Archrock has retained Wells Fargo Securities, LLC to serve as the Dealer Manager for the offer. Questions regarding the terms of the tender offer may be directed to Wells Fargo Securities, LLC, at (704) 410-4820 (collect) or (866) 309-6316 (U.S. toll-free).

About Archrock

Archrock is an energy infrastructure company with a primary focus on midstream natural gas compression and a commitment to helping its customers produce, compress and transport natural gas in a safe and environmentally responsible way. Headquartered in Houston, Texas, Archrock is a premier provider of natural gas compression services to customers in the energy industry throughout the U.S. and a leading supplier of aftermarket services to customers that own compression equipment. For more information on how Archrock embodies its purpose, WE POWER A CLEANER AMERICA, please visit www.archrock.com.

About Archrock Partners

Archrock Partners is a leading provider of natural gas compression services to customers in the oil and natural gas industry throughout the United States. Archrock owns all of the limited and general partnership interests in Archrock Partners.

Forward-Looking Statements

All statements in this release (and oral statements made regarding the subjects of this release) other than historical facts are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of uncertainties and factors that could cause actual results to differ materially from such statements, many of which are outside Archrock or Archrock Partners’ control. Forward-looking information includes, but is not limited to, statements regarding the intended use of net proceeds from the proposed offering.

While Archrock and Archrock Partners believe that the assumptions concerning future events are reasonable, they caution that there are inherent difficulties in predicting certain important factors that could impact the future performance or results of its business. Among the factors that could cause results to differ materially from those indicated by such forward-looking statements are: local, regional and national economic conditions and the impact they may have on Archrock Partners’ and its customers; conditions in the oil and gas industry, including the level of production of, demand for or price of oil or natural gas; changes in safety, health, environmental and other regulations; the financial condition of Archrock Partners’ customers; the failure of any customer to perform its contractual obligations; and the performance of Archrock.

These forward-looking statements are also affected by the risk factors, forward-looking statements and challenges and uncertainties described in Archrock’s Annual Report on Form 10-K for the year ended December 31, 2023, as amended by Amendment No. 1 on Form 10-K/A, Quarterly Report on Form 10-Q for the quarter ended March 31, 2024, Quarterly Report on Form 10-Q for the quarter ended June 30, 2024, and those reports set forth from time to time in Archrock’s filings with the Securities and Exchange Commission, which are available at www.archrock.com. Except as required by law, Archrock and Archrock Partners expressly disclaim any intention or obligation to revise or update any forward-looking statements whether as a result of new information, future events or otherwise.

SOURCE: Archrock, Inc.

For information, contact:

Archrock, Inc.
INVESTORS Megan Repine VP of Investor Relations 281-836-8360 investor.relations@archrock.com
MEDIA Andrew Siegel / Jed Repko Joele Frank 212-355-4449